Filer:
  Company Data:
    Company Name:  ProFutures Long/Short Growth Fund, L.P.

    IRS number:  74-2849862
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  11612 Bee Cave Road, Suite 100
                       Austin, Texas  78733
    Business Phone:    800-348-3601

    Filing Values:
        Form Type:  424B3
        SEC File Number:  000-25585




PROFUTURES LONG/SHORT GROWTH FUND, L.P.
Account Statement of Income (Loss)
For the Calendar Month of April 2000
(Prepared from Accounts Without Audit)


NET TRADING INCOME (LOSS):                                   April 30, 2000
                                                            ----------------

   Realized Trading Gain (Loss)                              $(2,096,003.90)
   Change in Unrealized Gain (Loss)                           (3,260,025.00)
   Less Broker Commissions                                         1,212.42
   Less Other Trading Fees                                         1,998.58
                                                             --------------

        NET TRADING INCOME (LOSS)                             (5,359,239.90)

   Interest Income                                               138,575.38
                                                             --------------

        NET INCOME (LOSS) BEFORE EXPENSES                     (5,220,664.52)
                                                             --------------

EXPENSES INCURRED OR ACCRUED:

   Professional Services                                           4,107.50
   ProFutures Management Fee                                      69,041.97
   Change in Incentive Fee                                             0.00
   Other Expenses                                                     99.00
                                                             --------------

        NET EXPENSES                                              73,248.47
                                                             --------------

NET INCOME (LOSS) FOR THE PERIOD                             $(5,293,912.99)
                                                             ==============

STATEMENT OF CHANGES IN NET ASSET VALUE (N.A.V.)

N.A.V., Beginning of Period                                  $32,840,659.05
Partners' Additions                                              410,891.12
Partners' Redemptions                                           (489,415.65)
Net Income (Loss) for the Period                              (5,293,912.99)
                                                             --------------

N.A.V., End of Period                                        $27,468,221.53
                                                             ==============

Percentage Increase (Decrease)                                       (16.12)%
                                                             ==============

Per Unit Value                                               $     1,277.77
                                                             ==============


THIS STATEMENT IS ACCURATE AND COMPLETE TO THE BEST OF MY KNOWLEDGE:



/s/ Gary D. Halbert
GARY D. HALBERT
PRESIDENT OF PROFUTURES, INC.
GENERAL PARTNER FOR PROFUTURES LONG/SHORT GROWTH FUND, L.P.



                     ADVISOR'S PRO FORMA COMPOSITE AND FUND
                      PERFORMANCE FROM JULY 1, 1995 THROUGH
                                  APRIL 30, 2000

                                     [CHART]


DATA POINTS FOR MOUNTAIN CHART

 6/95             $1000.00
 7/95               987.20
 8/95               982.76
 9/95              1046.54
10/95              1061.29
11/95               957.71
12/95               976.00
 1/96              1088.93
 2/96              1086.97
 3/96              1121.10
 4/96              1166.50
 5/96              1219.70
 6/96              1239.46
 7/96              1192.93
 8/96              1199.03
 9/96              1311.02
10/96              1351.92
11/96              1409.65
12/96              1300.26
 1/97              1451.74
 2/97              1501.97
 3/97              1660.73
 4/97              1478.55
 5/97              1609.40
 6/97              1764.70
 7/97              2014.94
 8/97              1808.21
 9/97              2003.85
10/97              1829.12
11/97              1864.26
12/97              1751.29
 1/98              1799.72
 2/98              1987.50
 3/98              2177.44
 4/98              2230.48
 5/98              2238.73
 6/98              2220.02
 7/98              2169.81
 8/98              2832.94
 9/98              2356.91
10/98              2825.15
11/98              3160.26
12/98              3473.08
 1/99              3558.11
 2/99              3542.56
 3/99              3466.86
 4/99              3531.59
 5/99              3334.87
 6/99              3601.59
 7/99              3243.19
 8/99              3243.14
 9/99              3491.29
10/99              3329.99
11/99              3330.66
12/99              3023.24
 1/00              2732.71
 2/00              2615.75
 3/00              2786.03
 4/00              2336.92



                     ADVISOR'S PRO FORMA COMPOSITE AND FUND
                      PERFORMANCE FROM JULY 1, 1995 THROUGH
                                  APRIL 30, 2000


-------------------------------------------------------------------------------
                      2000      1999      1998      1997      1996      1995
-------------------------------------------------------------------------------
January               (9.6)%     2.4%      2.8%     11.7%     11.6%
-------------------------------------------------------------------------------
February              (4.3)%    (0.4)%    10.4%      3.5%     (0.2)%
-------------------------------------------------------------------------------
March                  6.5%     (2.1)%     9.6%     10.6%      3.1%
-------------------------------------------------------------------------------
April                (16.1)%     1.9%      2.4%    (11.0)%     4.1%
-------------------------------------------------------------------------------
May                             (5.6)%     0.4%      8.9%      4.6%
-------------------------------------------------------------------------------
June                             8.0%     (0.8)%     9.7%      1.6%
-------------------------------------------------------------------------------
July                           (10.0)%    (2.3)%    14.2%     (3.8)%    (1.3)%
-------------------------------------------------------------------------------
August                           0.0%     30.6%    (10.3)%     0.6%     (0.5)%
-------------------------------------------------------------------------------
September                        7.7%    (16.8)%    10.8%      9.3%      6.5%
-------------------------------------------------------------------------------
October                         (4.6)%    19.9%     (8.7)%     3.1%      1.4%
-------------------------------------------------------------------------------
November                         0.0%     11.9%      1.9%      4.3%     (9.8)%
-------------------------------------------------------------------------------
December                        (9.2)%     9.9%     (6.1)%    (7.8)%     1.9%
-------------------------------------------------------------------------------
Year                 (22.7)%   (13.0)%    98.3%     34.7%     33.2%     (2.4)%
                                                                     (6 mos.)
-------------------------------------------------------------------------------


                 ADVISOR'S PRO FORMA COMPOSITE AND FUND RESULTS
                     JULY 1, 1995 THROUGH APRIL 30, 2000

                                          Total         Annualized
                                         -------        ----------
3 months                                 (14.5)%
6 months                                 (29.8)%
1 year                                   (33.8)%
2 years                                    4.8%             2.4%
3 years                                   58.1%            16.5%
                                         -----             ----
Inception*                               133.7%            19.2%
                                         =====             ====
                                                      *July 1, 1995


                     ADVISOR'S PRO FORMA COMPOSITE AND FUND
                      PERFORMANCE FROM JULY 1, 1995 THROUGH
                                APRIL 30, 2000

                       PERFORMANCE VS. S&P 500 STOCK INDEX
                       -----------------------------------

                                      Composite/
                                         Fund              INDEX
                                      ----------           -----
Total Return                            133.7%             188.4%
Annualized Return                        19.2%              24.5%
Worst Drawdown                          (35.1)%            (15.4)%
Average Month                             1.8%               1.9%
Best Month                               30.6%               9.7%
Worst Month                             (16.8)%            (14.5)%
Best 12 Months                           98.3%              51.9%
Worst 12 Months                         (33.8)%              8.1%
Positive Months                          35                 41
Negative Months                          23                 17


       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.


NOTES: Performance shown above is actual results, net of fees, for ProFutures Long/Short Growth Fund, L.P., for the period November 1997 (fund inception) to the date of publication noted at top. Prior to that time, performance is the composite pro forma results of the Leverage 3 Futures Program managed by Hampton Investors, Inc. for the period July 1995 through October 1997, on a monthly and annual basis (year-to-date basis for partial years). The historical performance of the Leverage 3 Futures Program has been retroactively adjusted on a pro forma basis to approximately reflect the cost/fee structure of the Fund for the period from the Leverage 3 Futures Program's inception through the period immediately preceding commencement of trading by the Fund. The purpose of this pro forma presentation is to provide an approximation of the rates of return such composite accounts would have achieved had they been traded pursuant to the Fund's cost/fee structure. Pro forma comparisons are subject to certain inherent limitations and actual results may have been different; see Prospectus for details. Pro forma assumptions; General Partner management fee 3% per annum of month-end Net Assets; Trading Advisor incentive fee 20% of New Trading Profits; operating and administrative expenses 1% per annum of average annual Net Assets; actual transaction costs and interest income as reflected in the Leverage 3 Futures Program composite. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISK. The Fund's performance in 1998 resulted from a combination of highly volatile equity markets and generally accurate predictions of market movements by the Advisor's Program. There can be no assurance that either such volatility or accurate predictions will continue. Both the General Partner and the Advisor believe the Fund's 1998 returns were substantially above the returns one can reasonably expect from an investment such as the Fund.

The use of this Performance Update is authorized only when preceded or accompanied by a current Prospectus and recent monthly report relating to the Fund. This does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offering of units in the Fund can only be made by the Prospectus, which contains important information regarding the substantial risks associated with an investment. The Prospectus should be read carefully and retained by any person considering such an investment.

The units have not been approved or disapproved by the Securities and Exchange Commission or the Commodity Futures Trading Commission, nor has the Securities and Exchange Commission, the Commodity Futures Trading Commission, or any state securities commission passed upon the accuracy or adequacy of the Prospectus or this page. Any representation to the contrary is a criminal offense. An investment in the Fund is speculative and involves a high degree of risk.